Exhibit 99.1

DPAC Receives Notification of Delisting from Nasdaq SmallCap Market

    GARDEN GROVE, Calif.--(BUSINESS WIRE)--Aug. 1, 2005--DPAC Technologies Corp. (Nasdaq:DPAC) today announced that on August 1, 2005 DPAC received a notification from the Nasdaq Listing Qualifications Hearing Panel indicating that the panel has determined to delist the shares of DPAC from the Nasdaq SmallCap Market effective with the open of business on Wednesday, August 3, 2005. On June 16, 2005 DPAC presented an appeal to the Qualifications Hearing Panel of Nasdaq's previous determination letters regarding listing qualification deficiencies in minimum stock price and minimum net worth requirements.
    DPAC intends to have its common stock be quoted on the over-the-counter bulletin board as soon as possible. DPAC also intends to continue to pursue its previously announced merger with QuaTech, Inc. DPAC commented that the merger is not contingent on maintaining the Nasdaq listing.

    About DPAC Technologies

    Located in Garden Grove, California, DPAC Technologies provides embedded wireless networking and connectivity products for machine-to-machine communication applications. DPAC's wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. The Company's web site address is www.dpactech.com. Information concerning DPAC is filed by DPAC with the SEC and is available on the SEC website, www.sec.gov.

    About QuaTech

    QuaTech, a privately-held company, is an industry performance leader in device networking and connectivity solutions. Through design, manufacturing and support, QuaTech maintains the highest levels of reliability and performance. Satisfied customers include OEMs, VARs and System Integrators, as well as end-users in many industries, including banking, retail/POS, access control, building automation and security, and energy management. QuaTech is a leading supplier of data connectivity products to financial institutions, serving five of the top 10 U.S. banks. Founded in 1983 and headquartered in Hudson, Ohio, QuaTech sells and supports its solutions both directly and through a global network of resellers and distributors. www.quatech.com

    Forward-Looking Statements

    This press release includes forward-looking statements. You can identify these statements by their forward-looking words such as "may," "will," "expect," "anticipate," "believe," "guidance," "estimate," "intend," predict," and "continue" or similar words or any connection with any discussion of future events or circumstances or of management's current estimates or beliefs. Forward-looking statements are subject to risks and uncertainties, and therefore results may differ materially from those set forth in those statements. A transaction as contemplated would require approvals of the Boards of Directors and shareholders of both parties and numerous other conditions. Full details of such a transaction will be provided to DPAC shareholders and filed with the SEC by DPAC as and when appropriate. There is no assurance possible, and none is intended, that the transaction will be completed at all or on the terms described. The transaction is and shall continue to be subject to numerous conditions and contingencies until the transaction is completed. DPAC Technologies Corp. will provide further detailed information to its shareholder as and when required to solicit their consent. The transaction's costs and diversion of management attention could negatively impact results. Delisting of our shares could have adverse effects on the liquidity of trading in the common stock and the price per share. Other factors that affect DPAC's business and its ability to conclude a merger transaction include, but are not limited to, that our Airborne(TM) products are new, that we sell to original equipment manufacturers for new product introductions by them, and that all of these are subject to risks and uncertainties regarding new product introductions such as uncertainty of market acceptance. The parties need additional financing to complete the transactions as envisioned. Such financing may not be available on favorable terms. Also, there can be no assurance that such transaction will be completed or, if completed, that it will be successful. The transaction would involve a change of control, in that it is likely that voting control of DPAC may be given to former shareholders of QuaTech, and if the principal former shareholders of QuaTech were to act in concert, they might be able to elect a majority of DPAC's Board of Directors. Other factors that affect DPAC's business include, but are not limited to, the degree of market acceptance of our existing and planned wireless connectivity products, future business opportunities with these products, protection of licensed technology or proprietary rights, risks of litigation, our need for additional financing in order to realize our opportunities, other challenges related to completing our proposed merger with QuaTech, Inc., further challenges in subsequently combining our operations with QuaTech, Inc.'s own, and general market and economic conditions. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company on Form 10-K, 10-Q and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.

    Additional Information:

    This news release is neither a solicitation of any proxies nor an offer of any securities of any kind whatsoever. No securities mentioned herein have been registered or authorized or approved by any federal or state securities regulator or commission.

    CONTACT: DPAC Technologies
             Stephen Vukadinovich, 714-898-0007
             Steve.Vukadinovich@dpactech.com
             or
             Kim Early, 714-898-0007
             Kim.Early@dpactech.com